EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-148345) pertaining to the ViewPoint Financial Group 2007 Equity Incentive Plan of ViewPoint Financial Group of our reports dated March 3, 2011, with respect to the consolidated financial statements of ViewPoint Financial Group, Inc. and the effectiveness of internal control over financial reporting of ViewPoint Financial Group, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/Ernst & Young LLP
Dallas, Texas
March 3, 2011